                                                                    EXHIBIT 12.1

                        MOHEGAN TRIBAL GAMING AUTHORITY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                               Nine Months Ended
                             Fiscal Year Ended September 30,       June 30,
                            ---------------------------------- -----------------
                              2000     1999     1998   1997(1)   2001     2000
                            -------- -------- -------- ------- -------- --------
                                (Dollars in thousands except per diem data)
Earnings:
  Income from operations..  $204,304 $156,546 $135,687 $82,675 $154,488 $143,539
                            ======== ======== ======== ======= ======== ========
Fixed Charges:
  Interest Expense........  $ 37,799 $ 55,595 $ 50,172 $45,095 $ 17,826 $ 31,291
  Capitalized Interest....     9,880      534      --      --    18,167    5,602
                            -------- -------- -------- ------- -------- --------
Total Fixed Charges.......  $ 47,679 $ 56,129 $ 50,172 $45,095 $ 35,993 $ 36,893
                            ======== ======== ======== ======= ======== ========
Ratio of Earnings to Fixed
 Charges..................      4.3x     2.8x     2.7x    1.8x     4.3x     3.9x
                            ======== ======== ======== ======= ======== ========

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(1)  The Authority commenced operations at Mohegan Sun on October 12, 1996.